Exhibit 3.1

Amended and Restated Articles of Incorporation

ARTICLE 1: The name of the corporation is Met-Pro Corporation (the “Company”).

ARTICLE 2: The address of the registered office of the Company in the Commonwealth of Pennsylvania is 160 Cassell Road, Harleysville, Montgomery County, Pennsylvania 19438.

ARTICLE 3: The Company is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).

ARTICLE 4: The Company is organized on a stock share basis, and the aggregate number of shares of stock which the Company shall have authority to issue is One Hundred (100), each share to be designated as a Common Share and to have a par value of Ten Cents ($0.10).

ARTICLE 5: The following provisions of the BCL shall not apply to the Company:

(a) Section 2538 (relating to approval of transactions with interested shareholders);

(b) Subchapter 25E (relating to control transactions); and

(c) Subchapter 25G (relating to control share acquisitions).

ARTICLE 6: Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, subject to compliance with the BCL.

ARTICLE 7: The Board of Directors is expressly authorized from time to time to adopt, amend and repeal the Bylaws of the Company or any provision thereof and to adopt new Bylaws. The Bylaws may be amended and repealed, and new Bylaws may be adopted, by the shareholders only if approved by the affirmative vote of at least 80% of the outstanding shares entitled to vote at any regular or special meeting duly convened after written notice to the shareholders that the purpose, or one of the purposes, of the meeting is to consider the amendment or repeal of the Bylaws.

ARTICLE 8: Special meetings of shareholders of the Company may be called only by the Board of Directors pursuant to the terms of the Bylaws, or the Chairman of the Board, and may not be called by any other person or persons.

ARTICLE 9: The number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws, but shall not be less than two. Election of directors need not be by ballot unless the Bylaws so provide. Vacancies among the directors and newly created directorships resulting from an increase in the number of directors shall be filled in the manner provided in the Bylaws.

ARTICLE 10:

(a) (1) A director of the Company shall stand in a fiduciary relation to the Company and shall perform his or her duties as a director, including the director’s duties as a member of any committee of the Board of Directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in the best interests of the Company, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (i) one or more officers or employees of the Company whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons; or (iii) a committee of the Board of Directors upon which the director does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause the director’s reliance to be unwarranted.

(2) In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Company, consider the effects of any action upon employees, suppliers and customers of the Company and communities in which offices or other establishments of the Company are located, and all other pertinent factors. The consideration of these factors shall not constitute a violation of Article 10(a)(1) hereof.

(3) Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Company.

(4) A director of the Company shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (i) the director has breached or failed to perform the duties of his or her office under Article 10(a)(1) through Article 10(a)(3) hereof; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(5) The provisions of Article 10(a)(4) hereof shall not apply to: (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to local, state or federal law.

(b) Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this Article 10 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 10, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 11:

(a) Every person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent allowed by the BCL against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer of or serving or having served in any capacity with any other enterprise at the request of the Company, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

(b) To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which Pennsylvania law permits the Company to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the BCL subject only to limits created by applicable Pennsylvania law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its shareholders and others.

(c) Neither any amendment nor repeal of this Article 11, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 11, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 12: These Articles of Incorporation may be amended at any time as permitted by law, subject to the express terms hereof, and all rights conferred upon the shareholders or others herein are granted subject to this reservation.

IN TESTIMONY WHEREOF, the undersigned has signed these Amended and Restated Articles of Incorporation this 26th day of August, 2013.

MET-PRO CORPORATION

By:	/s/ Jeffrey Lang
Name:	Jeffrey Lang
Title:	Chief Executive Officer